EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock, $0.001 par value per share, of SciPlay Corporation dated  March 20, 2020 and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated:  March 20, 2020
WHITEFORT CAPITAL MASTER FUND, LP
By: Whitefort Capital GP, LLC, its general partner

By:                /s/ David Salanic
David Salanic, Co-Managing Partner

By:                /s/ Joseph Kaplan
Joseph Kaplan, Co-Managing Partner

WHITEFORT CAPITAL MANAGEMENT, LP

By:            /s/ David Salanic
              David Salanic, Co-Managing Partner

By:            /s/ Joseph Kaplan
              Joseph Kaplan, Co-Managing Partner

/s/ David Salanic
DAVID SALANIC

/s/ Joseph Kaplan
JOSEPH KAPLAN